Exhibit 10.35

Silicon Valley Bank

Amendment to Loan Documents

Borrower: Quinton Cardiology Systems, Inc. Quinton Cardiology, Inc.

Date: December 30, 2004

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between SILICON VALLEY BANK (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated December 30, 2002, as amended, if at all (the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1. Modified Interest Rate. That portion of Section 2 of the Schedule to Loan and Security Agreement entitled “Interest Rate (Section 1.2)” is hereby amended to read as follows:

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 0.50% per annum. The foregoing interest rate shall be reduced by 0.25% per annum at such time as, and for so long as, Borrower has a Funded Debt to EBITDA ratio (as defined below) between 1.0 and 1.75. The foregoing interest rate shall be reduced by an additional 0.25% per annum at such time as, and for so long as, Borrower has a Funded Debt to EBITDA ratio equal to or less than 1.0. The foregoing rate reduction(s) shall be effective on the first day of the month immediately following Silicon’s receipt of the financial statements showing, to Silicon’s satisfaction in its good faith business judgment, that Borrower is entitled to such rate reduction(s) (See Example below). If the interest rate is so reduced, based on financial statements as of a certain date and thereafter Borrower’s Funded Debt to EBITDA ratio is no longer less than 1.0, then the interest rate shall be increased by 0.25% per annum, and the interest rate shall be increased by an additional 0.25% per annum if Borrower’s Funded Debt to EBITDA ratio is no longer less than 1.75, which rate increase(s) shall go into effect on the first day of the month immediately following Silicon’s receipt of the financial statements showing that Borrower is no longer entitled to the rate reduction(s). Such reduction(s) and increase(s) may be made throughout the term of this Agreement.

Notwithstanding the foregoing, in no event shall an interest rate reduction go into effect if, at the date it is to go into effect, a Default or Event of Default has occurred and is continuing.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” provided that the “Prime Rate” in effect on any day shall not be less than 4.25% per annum; it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

For purposes of the foregoing, “Funded Debt to EBITDA” shall mean the ratio of (a) all of Borrower’s debt funded by third parties (exclusive of accruals or accounts payable) plus the amount of all outstanding Loans plus the face amount of all outstanding Letters of Credit plus the amount of all Reserves, to (b) Borrower’s EBITDA (as defined below) on an annualized basis, calculated on a rolling three month basis. For the purposes hereof, “EBITDA” shall mean, on a consolidated basis, Borrower’s earnings before interest, taxes, depreciation and other non-cash amortization expenses and other non-cash expenses of Borrower, determined in accordance with generally accepted accounting principles, consistently applied.

As an example of the Funded Debt to EBITDA ratio, if the amount of Funded Debt is $5,000,000 and Borrower’s EBIDTA for October 2004 is $500,000, for November 2004 is $500,000 and for December 2004 is $1,000,000, the Funded Debt to EBITDA ratio for December 2004 would be 0.625 calculated as follows: (i) $5,000,000 (the Funded Debt) divided by (ii) $8,000,000 (the sum of Borrower’s October 2004, November 2004 and December 2004 EBITDA on an annualized basis (i.e., multiplied by 4)). In order to calculate the Funded Debt to EBITDA ratio for January 2005, the EBITDA portion will be calculated by adding the Borrower’s EBITDA for November 2004, December 2004 and January 2004 and multiplying such sum by 4, and any interest rate adjustment due to the Funded Debt to EBITDA ratio would go into effect March 1, 2005 assuming Borrower has provided Silicon with the necessary financial statements when required as provided for herein.

2. Modified Unused Line Fee. The Unused Line Fee set forth in Section 3 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

Unused Line Fee: In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the sum of (i) the average daily principal balance of the Loans outstanding during the month and (ii) the face amount of any outstanding Letters of Credit is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.25% per annum on the difference between the amount of the Maximum Credit Limit and the sum of (i) the average daily principal balance of the Loans outstanding during the month and (ii) the face amount of any Letters of Credit, computed on the basis of a 360-day year, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

3. Modified Maturity Date. Section 4 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

4. MATURITY DATE
(Section 6.1): December 30, 2005 [364 days from date of this Amendment].

4. Fee. In consideration for Silicon entering into this Amendment, Borrower shall pay Silicon a fee in the amount of $60,000 (the “Fee”), which is fully earned as of the date hereof and which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. The Fee shall accrue at the rate of $5,000 per month for each month (or partial month) ending after the date hereof and shall be payable quarterly as follows: (i) $15,000 on March 31, 2005, (ii) $15,000 on June 30, 2005, (iii) $15,000 on September 30, 2005 and (iv) $15,000 on December 30, 2005 (the same date as the Maturity Date set forth above). Silicon is authorized to charge said Fee to Borrower’s loan account.

5. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

6. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:
QUINTON CARDIOLOGY SYSTEMS, INC. By /s/ Michael Matysik	Silicon:
President or Vice President By /s/ Tim Way	SILICON VALLEY BANK By /s/ Shane Anderson

Secretary or Ass’t Secretary	Title Portfolio Manager

Borrower:
QUINTON CARDIOLOGY, INC. By /s/ Michael Matysik

President or Vice President By /s/ Tim Way

Secretary or Ass’t Secretary

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